EXHIBIT 10.9

Exicure, Inc. 8045 Lamon Avenue, Suite 410 Skokie, IL 60077 (847) 673-1700

September 16, 2015

Dr. Ekambareswara Rao Kandimalla

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Dear Ekambar,

This letter will confirm our agreement with respect to the terms of your employment by Exicure, Inc. (the “Company”). We have agreed as follows:

1.	Term of Employment and Duties: We are pleased to offer you employment with Exicure, Inc. as Chief Scientific Officer, reporting to David Giljohann, Chief Executive Officer. Your first day of employment will be in no case later than 6 weeks from the date of this letter. During the term of your employment, you agree to devote your best efforts and all of your business time, attention and skill to the affairs of the Company as required by its business needs.

2.	Compensation:

a.	Base salary and bonus: Your annualized salary will be $260,000. This will be paid according to the company’s regular payroll schedule, $10,833.33, twice monthly. You will receive annual performance reviews or more frequently as circumstances and your performance suggest. You may be eligible for increases to your salary according to your performance and the Company’s normal compensation review cycle. You will be eligible to receive an annual performance bonus of up to 25% of your annual salary. This bonus is payable at the discretion of the Board and will be based upon achievement of both Company and personal goals. This bonus will be payable at the Company’s sole discretion and in the form of the Company’s choosing, per the Company’s written policy.

b.	Withholding and Other Taxes: The Company will deduct from the payments to be made to you under this agreement any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this agreement are stated before any such deduction.

c.

Stock Options: As long as you are an employee of the Company, we will recommend to the Board that you be granted options under the “AuraSense Therapeutics LLC Equity Incentive Plan” or such successor plan as is in place at the time of your award. Only the Board can grant options. At the time of this writing, we anticipate that such successor plan will be the same or similar

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to the draft plan documents of the Exicure, Inc. 2015 Equity Incentive Plan, which we have previously provided for your review. We will recommend to the Board that you be provided an option grant to purchase a number of Exicure, Inc. common shares approximately equal to 1.25%, of the fully diluted, as if converted, pro-forma common shares as of September 10th, 2015. Ordinarily, these options will vest over a four-year period beginning on the first day of your employment. Should the Company effect a change in control (as defined in the plan documents) and should your employment be terminated other than for cause either due to or proximate to the change in control, such termination would result in immediate vesting of any then unvested option grants. (“Double Trigger” vesting). A formal award agreement will be provided separately, which includes vesting schedule, termination benefits and other details.

3.	Benefits and Expenses:

a.	Expenses: The Company will pay or reimburse you for all reasonable travel expenses ordinarily and necessarily incurred by you in furtherance of the Company’s business. You will be required to submit an itemized account of such expenditures and such proof as may be necessary (in accordance with the Company’s policy and IRS regulations) to establish to the satisfaction of the Company that such expenses were ordinary and necessary expenses incurred by you in furtherance of the business of the Company.

b.	Fringe Benefits: During the term of your employment, you will be entitled to participate in any paid time off, health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts now or at any time during such term provided generally to other exempt employees of the Company. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. Copies of any plans or other documents describing these benefits will be provided to you upon request. You also will be entitled to paid time off during the term of your employment in accordance with the Company’s policies as in effect from time to time for other exempt employees of the Company. Copies of any plans or other documents describing these benefits will be provided to you upon request. As of this writing you will be eligible to receive three weeks of vacation and five personal days per year.

c.	Relocation benefits: Exicure will pay you $50,000 to cover costs associated with relocation and other expenses reasonably incurred to relocate you and your family to the Chicago area. This payment is subject to a two-year quarterly graded claw back in the event that you terminate your employment voluntarily or for cause within two years from your employment start date. Such relocation payments will be made to you first to reimburse you for those deductible moving expenses as defined in Section 217 (b)(1) of the Internal Revenue Code of 1986, as amended, upon submitting a satisfactory

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accounting and receipts for the same. For the avoidance of doubt, Exicure will reimburse you up to an aggregate of $50,000 notwithstanding the actual amount of reimbursable expenses incurred. Should the aggregate reimbursement of deductible moving expenses be less than $50,000 then the difference between $50,000 and such reimbursement will be paid to you promptly as a lump sum in accordance with the ordinary payroll practices of the Company and will be included in your gross income. It is expected that you will be full time in Chicago as of your start date. The relocation payment is subject to completion of your relocation by August 31, 2016. The Company will also pay pre-approved expenses for up to two house-hunting trips to the Chicago. The Company will provide for 6 weeks of commuting and housing expenses in Chicago prior to your relocation.

4.	Confidentiality, Non-Compete, Non-Hire, Non-Disparagement, and Work Product Agreement: As consideration for your employment at Exicure, you will be required to sign the Company’s Confidentiality, Non-Compete, Non-Hire, Non-Disparagement, and Work Product Agreement. A copy of this agreement is enclosed for your signature. Please contact me if you have any questions.

5.	Termination: Your employment by the Company is at will and may be terminated at any time by you, with 14 days prior written notice, or by the Company. Nothing contained in this letter or the Confidentiality, Non-Compete, Non-Hire, Non-Disparagement, and Work Product Agreement will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time. Upon your termination of employment, the Company will pay to you your salary through your date of termination and such other benefits in which you are vested or are otherwise entitled through the date of your termination. Except as expressly provided above or by law, the Company will have no further obligations to you following your termination of employment. In the event that you are terminated by the Company other than for Cause, you will be entitled to a severance benefit in the amount 6 months salary continuation or lump sum (Termination without Cause), or in the case of “Double Trigger” per above, 6 months salary plus full bonus target (Termination without Cause for Good Reason under Change in Control). If you are terminated for Cause, you forfeit all option rights and there is no severance. “Cause” would mean: (i) your indictment or conviction or plea of nolo contendre or guilty plea with respect to any crime of moral turpitude or any felony arising from any act of fraud, misappropriation, embezzlement or material misconduct on your part, or: (ii) your failure substantially to follow directives of your immediate supervisor, not inconsistent with the terms of your intended duties and your failure to correct same within fifteen (15) business days after notice from your immediate supervisor.

6.	Other Employment Matters

a.	This is agreement will be binding on the Company and its successors and will insure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

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b.	This agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Illinois without application of conflict of law principles.

c.	This agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services performed by you for the Company or your compensation for such services, and all such prior agreements are null and void.

d.	Any notice required or permitted to be given under this agreement will be in writing and will be deemed given by: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the following addresses or to such other addresses either party shall specify by like notice:

if to the Company:

Chief Financial Officer

Exicure, Inc.

8045 Lamon Ave

Skokie, IL 525 Science Drive

And if to you:

Dr. Ekambareswara Rao Kandimalla

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e.	The Agreement may be amended or modified only upon the written consent of the Company and you.

f.	You hereby represent and warrant to the Company that (a) neither the execution of this Agreement by you nor the performance of any of your obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which you are a party or by which you are bound, and (b) you are not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of your obligations or duties hereunder.

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g.	Also included in this letter is an offer to you to self-disclose as a person with a disability. It is a government requirement that Exicure provides this opportunity to you, and your completion of the form is strictly voluntary. Any information you provide is confidential. Upon your acceptance of this offer, we will forward an invitation to disclose to you

Ekambar, we are impressed with your accomplishments to date. We are confident that you will make a significant contribution to Exicure and are excited to have you join our executive team. We are strongly committed to our employees and firmly believe that your acceptance of employment will provide you with an excellent opportunity to enhance your professional career while contributing significantly to our success.

Please indicate your written acceptance by signing this letter and returning it to me at your earliest convenience. The terms of this letter, if not earlier accepted, will expire at 5:00 P.M. on September 24th, 2015. If you have any questions, please do not hesitate to contact me at                      .

We look forward to you joining us at Exicure!

Sincerely yours,	Accepted by:

/s/ David Giljohann 9/24/15	/s/ Ekambareswara Rao Kandimalla Sep. 24, 2015
David Giljohann	Ekambareswara Rao Kandimalla (Date)